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                                   EXHIBIT 5.0

[PIPER RUDNICK LLP LOGO]

6225 Smith Avenue
Baltimore, Maryland 21209-3600
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FAX (410) 580-3001

                                 September 13, 2002


Hanover Capital Mortgage Holdings, Inc.
379 Thornall St.
2nd Floor
Edison, New Jersey  08837


Ladies and Gentlemen:

       We have acted as counsel for Hanover Capital Mortgage Holdings, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 325,333 shares of Common Stock, par value $.01 per share (the "Plan Shares"), issuable pursuant to the exercise of stock options or other awards granted under the Company's 1997 Executive and Non-Employee Director Stock Option Plan (the "Plan").

       We have examined copies of the Company's Amended Articles of Incorporation, By-Laws, the Plan, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes, and authorities as we have deemed necessary to form a basis for this opinion. We assume that the issuance of the Plan
Shares by the Company will not cause the Company to issue Common Stock in excess of the number of shares of Common Stock authorized by the Amended Articles of Incorporation at the time of issuance.

       Based upon the foregoing, we are of the opinion that the Plan Shares issuable under the Company's 1997 Executive and Non-Employee Director Stock Option Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

       The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

       We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement.


                                                Very truly yours,


                                                /s/ Piper Rudnick LLP